UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Radian Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	23-2691170
(State of incorporation or organization)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Right	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☐

Securities Act registration statement file number to which this form relates:	n/a
(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act: none

Item 1.	Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed by Radian Group Inc. (the “Company”) with the Securities and Exchange Commission on October 13, 2009, relating to the Tax Benefit Preservation Plan between the Company and Bank of New York Mellon, as Rights Agent, dated as of October 9, 2009 (the “Original Plan”). Such Registration Statement on Form 8-A is hereby incorporated by reference herein.

On February 12, 2010, the Company entered into the Amended and Restated Tax Benefit Preservation Plan, between the Company and The Bank of New York Mellon, as rights agent (as amended, the “Amended Plan”), which amends and restates the Original Plan.

Under the Original Plan, the Rights (as defined in the Preservation Plan (as defined below)) will expire upon the earliest of: (i) the close of business on October 9, 2019 unless that date is advanced or extended, (ii) the time at which the Rights are redeemed or exchanged under the Preservation Plan, (iii) the repeal of Section 382 or any successor statute if the Board determines that the Preservation Plan is no longer necessary for the preservation of the Company’s net operating losses, loss carryforwards and other tax attributes for U.S. federal income tax purposes (“Tax Benefits”), or (iv) the beginning of a taxable year of the Company to which the Board determines that no Tax Benefits may be carried forward. Additionally, the Preservation Plan will terminate and the Rights will expire if the Preservation Plan is not approved by stockholders at the 2010 Annual Meeting of Stockholders of the Company.

The Board approved the Amended Plan to also provide that the Rights will also expire if the Board determines that a limitation on the use of the Tax Benefits under Section 382 would no longer be material to the Company. Under the Amended Plan, the Board will make this determination on an annual basis in light of all relevant factors. All of the other terms of the Amended Plan remain the same as the Original Plan.

On May 3, 2010, the Company entered into a further amendment (the “Amendment”) to the Amended Plan (as amended, the “Preservation Plan”), between the Company and The Bank of New York Mellon, as rights agent. The Amendment added a new termination provision to the Preservation Plan, in addition to those previously set forth therein. Pursuant to the Amendment, the Preservation Plan will also terminate if not re-approved by the Company’s stockholders every three years. The Amendment does not change any other terms of the Amended Plan.

The foregoing description is qualified in its entirety by reference to the Amended Plan and the Amendment, which are filed as Exhibits 4.1, and 4.2, respectively, and are incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Tax Benefit Preservation Plan, dated as of February 12, 2010, between Radian Group Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated February 12, 2010 and filed on February 17, 2010).

4.2	First Amendment to the Amended and Restated Tax Benefit Preservation Plan, dated as of May 3, 2010, between Radian Group Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated May 3, 2010 and filed on May 4, 2010).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

RADIAN GROUP INC.
(Registrant)

Date: May 3, 2010	By:	/S/ C. ROBERT QUINT
C. Robert Quint
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Tax Benefit Preservation Plan, dated as of February 12, 2010, between Radian Group Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated February 12, 2010 and filed on February 17, 2010).

4.2	First Amendment to the Amended and Restated Tax Benefit Preservation Plan, dated as of May 3, 2010, between Radian Group Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated May 3, 2010 and filed on May 4, 2010).